UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Exela Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT, DATED DECEMBER 7, 2023, TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 29, 2023

On October 26, 2023, Exela Technologies, Inc. (“Exela”, the “Company”, “we” or “us”) filed a Notice and Definitive Proxy Statement (collectively, the “Proxy Statement”) relating to its 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on December 5, 2023. The Annual Meeting was adjourned, without any business being conducted, to Friday, December 29, 2023 at 10:00 AM ET/9:00 a.m. Central Time due to lack of the required quorum. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/XELA2023.

This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Proxy Statement.

This Supplement (i) adds an additional proposal for consideration at the Annual Meeting, Proposal No. 6, which seeks approval to ratify the appointment of EisnerAmper LLP (“EisnerAmper”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (the “Auditor Ratification”), as more fully described below in this Supplement, and (ii) clarifies the effect of broker non-votes on Proposal No. 5 (the “Adjournment Proposal”) regarding the adjournment of the Annual Meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve Proposal No. 4. The Proxy Statement stated that broker non-votes will not occur in connection with the Adjournment Proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares; however, brokers, banks, trustees and other nominees will not have discretionary voting authority with respect to the Adjournment Proposal. Other than as specified in this Supplement, no other information in the Proxy Statement has been revised, supplemented, updated or amended.

You should resubmit your vote on all six proposals being considered at the Annual Meeting by one of the alternatives described in the Proxy Statement. The receipt of your new proxy or voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit your new proxy or voting instructions, your previously submitted proxy or voting instructions will be voted at the Annual Meeting with respect to all other proposals but will be deemed an abstention with respect to Proposal No. 6 and will have the effect of a vote against Proposal No. 6.

This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement for our Annual Meeting, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), which was previously made available to our stockholders.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on December 29, 2023

This Supplement, the Proxy Statement and our Annual Report are available at www.exelatech.com and at www.proxyvote.com.

PROPOSAL 6 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of EisnerAmper LLP (“EisnerAmper”) as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Tandem Preferred Stock, voting together as a single class, represented virtually or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of EisnerAmper, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

KPMG LLP (“KPMG”) audited our financial statements for 2022 and 2021. Representatives of KPMG are not expected to be present at the 2023 Annual Meeting, will not have the opportunity to make a statement if they so desire, and will not be available to respond to appropriate questions. On April 4, 2023, KPMG notified the Company that it had decided to decline to stand for re-appointment as the independent registered public accounting firm of the Company. The decision to decline to stand for re-appointment as the independent registered public accounting firm of the Company was not the result of any disagreement with KPMG.

On October 24, 2023, the Audit Committee approved the engagement of EisnerAmper as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2023. EisnerAmper has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the consolidated financial statements of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform.

EisnerAmper did not perform any audit or non-audit services for the Company in 2021 and 2022. The following fees were billed by KPMG for audit and non-audit services in 2021 and 2022:

●	Audit Fees. The aggregate fees billed by KPMG for professional services rendered for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal controls over financial reporting, the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and accounting research and consultation related to the audits and reviews totaled approximately $8.1 million and $7.5 million for fiscal years ended 2021 and 2022, respectively. These fees were pre-approved by the Audit Committee.

●	Audit-Related Fees. The aggregate fees billed by KPMG for audit-related services for the fiscal years ended 2021 and 2022 were $0.5 million and less than $0.1 million, respectively. These fees related to reimbursement of out-of-pocket expenses related to certain legal matters that were pre-approved by the Audit Committee.

●	Tax Fees. The aggregate fees billed by KPMG for tax services for each of the fiscal years ended 2021 and 2022 was less than $0.1 million. These fees related to local tax compliance and consulting that were pre-approved by the Audit Committee.

●	All Other Fees. The aggregate fees billed by KPMG for services rendered to the Company other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal year ended 2021 and 2022 was less than $0.1 million which were related to the Company’s customer learning portal in 2021 and 2022 and financial due diligence advisory services in India in 2021.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF EISNERAMPER LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of three independent directors, each of whom has been determined by the Board to meet the heightened independence criteria applicable to Audit Committee members and to satisfy the financial literacy requirements of the Nasdaq Listing Rules and the applicable rules of the SEC. The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

When appropriate, the Audit Committee has (a) met and held discussions and been provided with disclosures with management and the Company’s independent registered public accounting firm (with and without management) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm, (b)  the Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and (c) the Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Company’s independent registered public accounting firm that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee selected EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, which is being presented to stockholders at the Annual Meeting for ratification.

The Audit Committee

James Reynolds (Co-Chair), Marc Beilinson (Co-Chair), J. Coley Clark

VOTING MATTERS

Approval of Proposal No. 6 requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of our Common Stock and Tandem Preferred Stock, voting together as a single class, present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 6. Abstentions will have the effect of votes against the proposal. Broker non-votes are not expected to occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares.

Additionally, if you have already completed and returned the original proxy card and you do not complete and return a signed revised proxy card, your vote on the other proposals will be voted at the Annual Meeting, but you will not have a recorded vote with respect to this proposal, and your non-vote will be treated as an abstention and will have the effect of a vote against Proposal No. 6.

The form of proxy card (the “Original Proxy Card”) included in the Company’s original definitive proxy materials accompanying the Proxy Statement remains valid for Proposals No. 1, No. 2, No. 3, No. 4, and No. 5. The amended proxy card enclosed with this Supplement (the “Amended Proxy Card”) differs from the proxy card previously furnished to you with the Proxy Statement in that the enclosed proxy card includes Proposal No. 6. You may vote on all proposals by submitting the Amended Proxy Card enclosed with this Supplement or submitting a proxy via the Internet or by telephone by following the procedures on your Amended Proxy Card. Properly executed proxies that do not contain voting instructions for any item will be voted in accordance with the recommendations of the Board of Directors as described on the Amended Proxy Card and in this Supplement.

If you have already voted, you should resubmit your vote on all six proposals by submitting the Amended Proxy Card enclosed with this Supplement. Proxies already returned by stockholders will remain valid and voting stock represented thereby will be voted at the meeting in accordance with your instructions on all proposals, other than Proposal 6, unless revoked as described in the Proxy Statement. The receipt of your new proxy or voting instructions will revoke and supersede any proxy or voting instructions previously submitted. If you have already voted and do not submit your new proxy or voting instructions, your previously submitted proxy or voting instructions will be voted at the Annual Meeting with respect to all other proposals but will be deemed an abstention with respect to Proposal No. 6 and will have the effect of a vote against Proposal No. 6.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THIS SUPPLEMENT, THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY EXELA WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE MAKING ANY VOTING DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

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